Exhibit 4.11

Business Operation Agreement, dated as of November 16, 2017 between PDN (China) International Culture Development Co., Ltd. and Jiangxi PDN Culture & Media Co., Ltd.

Party A: PDN(China)International Culture Development Co., Ltd.

Add:Rm.1709/1710, Zhukong INT Center, Huaqiang Rd, Tianhe District, GZ City,Guangdong Province,China

Party B: Jiangxi PDN Culture Media Co.,Ltd.

Add:Rm607,609,No.29 Jingda Yangguang City,Qingyuan District,Ji’an City,Jiangxi Province,China

Party C:(Hereinafter referred to collectively as Party C)

Share- holder	Name	Nationality	PRC ID Card No.	Address

1	Wang Maoji	China	362421197203236814	Rm.603,BLDG 5,Xijingshu East Alley,Xueqing Road,Haiding District,Beijing City

2	Wu Anyong	China	362421196805080031	No.8,Jizhou Road,Dunhou Town,Ji’an County,Ji’an City,Jiangxi Province

Whereas:

Party A is an exclusively foreign-owned enterprise duly organized and existing under and by virtue of the laws of China;

Party B is a limited liability company duly organized and existing under and by virtue of the laws of China;

Party C,the shareholder of Party B(hereinafter referred to as the shareholder),totally hold 100% equity interest of Party B. The specific ownership of each shareholder is as follows:

Wang Maoji holds 90% ;

Wu Anyong holds 10% .

The following Agreement is agreed on the basis of equality and mutual benefit through friendly consultations by the parties hereto to strengthen the operation and management of Party B and to achieve the win-win cooperation of all parties hereto.

1.	General principles

1.1Party B pays Party A various funds payable, Party B and Party C hereby irrevocably agree and acknowledge that Party A is entitled to overall guidance and supervision on and management to all of Party B’s production and operating activities, assets and liabilities (including but not limited to cash and intangible assets). The overall operation risk of Party B shall be completely undertaken by Party A on the premise of no violation to the terms and conditions hereof by Party B and Party C(in order to avoid any misunderstandings, the expression”the operation risk shall be completely undertaken by Party A” refers merely to the risk that Party A is unable to charge for services pursuant to the Agreement and other Agreements signed by parties due to the poor management with no revenue of Party B. Party A may not undertake any legal responsibilities of any debts,liabilities or other obligations and risks caused by Party B,unless such risks resulting from Party A’s intentional act or other material negligence. )

1.2All operating revenues generated from Party B(All revenues=total revenue operating of Party B - total operating cost and expense of Party B - various taxes) shall be owned by Party A. 50% of the revenue may be paid to Party A as service fee under the convention of <Agreement on Exclusive Technical Support, Consultation and Services>;Additional 50% of revenue shall be invested in foreign investment or engaged in other operating activities under the indication of Party A,the revenue and risk resulting from which shall be actually owned and born by Party A.Provided that the adjusting proportion made as aforesaid, Party A shall notify Party B in writing.Both parties shall execute according to the adjusted proportion.Unless otherwise stipulated in governmental regulations in use,the subsidies granted by government to Party B shall be deemed as operating revenue of Party B.

2.	Obligation of Omission

Party B and Party C hereby acknowledge and agree that Party B shall not ,in any any other way,conduct any transaction which may have material effect on Party B’s assets, business, financial affairs,personnel, obligations and rights,business mode,business activities,management mode and management activities on the Company’s business, unless otherwise agreed by Party A or any other party designated by Party A in writing. Such transactions shall include but not be limited to the following:

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2.1	To conduct any activity out of the normal business scope of Party B,or do business by a method different from the usual and common methods in the past;

2.2	to borrow money from any third party or undertake any debt,or sign any agreement,arrangement,commitment or memorandum on such loan and debt;

2.3	To change or dismiss any director of Party B,or replace any senior management person of Party B;

2.4	to sell,rent,lend,transfer,assign,grant,rehypothecate,deposit,invest in abroad and replace to any third party,or dispose of by other means any assets with an amount of more than RMB 100,000 or any right of Party B, including but not limited to any intellectual property right;

2.5	to provide security for any third party with Party B’s assets or intellectual property rights or with any other form of security, or establish any other right or obligation on Party B’s assets;

2.6	to take any action that should be approved by a shareholders’ meeting or the board of directors according to the valid provisions of Party B’s articles of association; including but not limited to increase or reduce the registered capital,modify the articles of association,change the business scope or major businesses of Party B or make liquidation or dissolution of Party B etc.

2.7	to change Party B’s normal business process or revise any major internal rules and regulations of Party B;

2.8	to transfer its rights and obligations hereunder to any third party;

2.9	to transfer its Party B’s equity to any third party or change Party B’s share structure in any other form;

2.10	to make significant adjustment of its business mode, marketing strategy, business policy or customer relationship of Party B;

2.11	to distribute bonuses and dividends or any other interests by any means; and

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2.12	to make any capital expenditure (except the capital expenditure generated from Party B’s normal business process).

2.13	Signing any agreement,document or arrangement relating to business operation of Party B under abnormal operation conditions

2.14	to sign,change any partnership or joint-investment arrangement,or approve merger,combination,division,change of corporate form or dissolution made by and between Party B and any third party,or purchase all or part of the equity or share of any third party or invest in any third party;

2.15	to sign,change or terminate any material contract made by Party B,or to sign any other contract in conflict with the current material contract;

2.16	to take any act that may result in termination,bankruptcy,liquidation,dissolution to Party B or cause Party B to be closed.

3.	Operation Management and Personnel Arrangement

3.1	Party B and Party C hereby agree to accept and strictly implement the suggestions on various aspects given by Party A from time to time,including employee appointment and dismissal,daily business management and financial management regulations of Party B.

3.2	Party B and Party C hereby agree that Party C shall elect the personnel designated by Party A as the directors of Party B according to the proceedings prescribed by laws and regulations and stipulated by Party B’s articles of association;Party C shall urge such directors to elect the person recommended by Party A as Party B’s chairman (or executive director)and urge the board of director (or executive director) to appoint the personnel designated by Party A as Party B’s general manager, chief financial officer and other senior management personnel.The legal representative of Party B shall be the person appointed by Party A.

3.3	If one of the aforesaid directors or senior management personnel designated by Party A leaves Party A, either voluntarily or dismissed by Party A, he/she shall lose the qualification for holding any position in Party B. In this case, Party C shall immediately urge Party B to dismiss the said person’s position in Party B and immediately elect and appoint another person designated by Party A for holding this position.

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3.4	For the purpose of Paragraph 3.2 and 3.3,Party C shall,in accordance with laws,Party B’s articles of association and this Agreement ,take all necessary internal and external procedures of Party B to complete the said dismissal and appointment procedures.

3.5	Party C hereby jointly and individually agrees that,when signing this Agreement,Party C shall irrevocably authorize the personnel designated by Party A to exercise shareholders’ rights according to the letter of authorization with the contents specified in Appendix 1 herein, and Party C and/or the person designated by Party A shall exercise Party C’s shareholder voting rights in the name of Party C at the shareholders’ meetings of Party B.Party C further agrees that Party C shall replace the authorized personnel indicated in the aforesaid letter of authorization at any time requested by Party A.

4.	Custody of Official Seals, Licenses and Financial Documents, and other Provisions

4.1	All Parties hereby agree that Party B’s official seals,licenses and financial documents shall be kept by Party B.

For the purpose of this paragraph, the meanings of the following provisions are as follows: Party B’s common seals include Party B’s company seal, special seal for contract uses,special seal for finance uses, the seal of legal representatives and the special seal for invoice uses etc. Party B’s licenses shall include but not be limited to(if any): business license,tax registration certificate, statistics registration certificate, social insurance registration certificate, bank account opening license, SMS service access code use certificate, value-added telecommunication service license, network cultural operation license, and any and all approvals, replies, permits, licenses, certificates and government documents required for legitimate existing and operation of Party B.

Party B’s financial documents shall include but not be limited to: original financial documents, monthly/quarterly/half-year/annual financial reports, annual audit reports, and all the vouchers, statements and reports related to Party B’s finance.

4.2	If any agreement between Party A and Party B is terminated or expires, Party A shall have the right to decide whether to terminate all the agreements between Party A and Party B.

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5.	Entire Agreement and Amendments to This Agreement

5.1	This Agreement and all agreements and/or documents mentioned or implied herein shall constitute an entire agreement amongst the Parties hereto concerning the subject matter of this Agreement and shall replace all the oral and written agreements, contracts, understanding and communications previously entered into amongst the Parties hereto concerning the subject matter of this Agreement.

5.2	Any amendment to this Agreement shall become effective when a written agreement is signed amongst the Parties hereto. The amendment agreement and supplementary agreement to this Agreement appropriately signed by the Parties hereto shall be deemed as an integral part of this Agreement and shall have the same equal legal force as this Agreement.

6.	Governing Laws

The conclusion, validity, execution, interpretation and dispute resolution of this Agreement shall be governed and interpreted by laws in China.

7.	Dispute Settlement

7.1	If there is any dispute about the interpretation and performance of relevant clauses hereunder, the Parties hereto shall settle the dispute in good faith through consultation. Where consultation fails, any party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration according to the arbitration rules of the Commission then in effect. Arbitration shall be made in Beijing and in Chinese. The award of the arbitration shall be final and binding upon the Parties hereto.

7.2	The Parties hereto shall continuously perform their respective obligations specified herein on the principle of good faith, except the matter under dispute.

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8.	Notice

Unless otherwise provided herein, all notices or other letters given by one party hereto for performing the rights and obligations hereunder shall be made in writing and shall be sent by personal delivery, registered mail, postage-prepaid mail, express delivery services,email or fax etc. accepted to the following address of one party or the Parties hereto.The date of service of notice shall be confirmed in the form as following:(1) the notice delivered by the specialist in person shall be deemed as effective service the same day;(2)the notice delivered by express shall be deemed as effective service the third(3)day after it has been sent by the qualified express companies;(3)the notice delivered by registered mail shall be deemed as effective service the third(3) day after the issuance of the receipt made by the post office;(4)the notice delivered by email or fax shall be deemed as effective service the first(1) day upon the delivery was made. Provided that any party shall notice to other parties in writing when changing address within the validity period herein.

Party A: PDN(China)International Culture Development Co., Ltd.
Add:Rm.170/1710,No.1,Huaqiang Rd, Tianhe District,GZ City, Guangdong Province,China
Party B: Jiangxi PDN Culture Media Co., Ltd.
Add:Rm607,609,No.29 Jingda Yangguang City,Qingyuan District,Ji’an City,Jiangxi Province

Party C:

Wang Maoji
Add:Rm603,5/F,Jingshu East Alley,Xueqing Rd West,Haidian District,Beijing City

Wu Anyong
Add:Rm607,609,No.29 Jingda Yangguang City,Qingyuan District,Ji’an City,Jiangxi Province

9.	Effectiveness and Term of This Agreement, and Miscellaneous

9.1	Decisions which require Party A’s written consent, opinions and designations and others which have important influence on Party B’s daily business shall be made by the board of directors of Party A.

9.2	This agreement is executed in Chinese in quadruplicate, each for one Party(Party C shall each hold one copy).This Agreement is signed and becomes effective on the date first above written.

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9.3	During the valid term of this Agreement, Party B and Party C shall not terminate this Agreement in advance. Party A is entitled to terminate this Agreement at any time following the service of a written notice to Party B and Party C thirty days in advance.

9.4	The Parties hereby confirm that this Agreement is a fair and reasonable agreement concluded amongst the Parties hereto on the basis of equality and mutual benefits. If any clause and stipulation of this Agreement is deemed invalid or unenforceable pursuant to applicable laws, such clause shall be deemed to be deleted from this Agreement and become invalid, but the other clauses shall remain in force and this Agreement shall be deemed without this clause at the very beginning. The deleted clause shall be replaced with a legitimate and valid clause acceptable by the Parties hereto through consultation amongst the Parties hereto.

9.5	Any party which fails to exercise any right, power or privilege hereunder shall not be deemed as a waiver of such right, power or privilege. Single exercising or partially exercising of any right, power or privilege hereunder shall not be deemed as exercising of any other right, power or privilege.

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto execute this Agreement on the date first above written.

Party A:(Seal):PDN(China)International Culture Development Co., Ltd.

Authorized Representative:

Party B:Jiangxi PDN Culture Media Co.,Limited

(Seal)

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Authorized Representative:

Party C:

Wang Maoji	Wu Anyong

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Appendix 1: Power of Attorney

Power of Attorney

Wang Maoji,a shareholder of Jiangxi PDN Culture Media Co.,Ltd.(hereinafter referred to as the “Company”),holds totally 90% equity interest of the Company. I hereby agree to authorize the shareholder’s rights corresponding to 90% equity of the Company that I hold to the PDN(China)International Culture Development Co.,Ltd.(hereinafter referred to as the “authorized person”).I hereby irrevocable authorize the authorized person to exercise the following rights within the valid period of this Letter of Authorization:

In accordance with laws and the Company’s articles of association, the authorized person shall, as my full representative and in the name of mine, exercise all the shareholder’s rights that I have as a shareholder holding 90% equity interest of the Company, including but not limited to: to propose the convening of a shareholders’ meeting; to accept any notice on the convening and standing orders of a shareholders’ meeting; to attend a shareholders’ meeting of the Company and exercise all the voting rights as a shareholder holding 46.67% equity interest of the Company (including to act as my authorized representative at a shareholders’ meeting of the Company to designate and appoint the director, supervisor,general manager, chief financial officer and other senior management personnel of the Company, and make a decision on bonus division and so on); to transfer or,in other means, handle my 90% equity interest held in the Company,be entitled to have all shareholder’s rights and interests etc. to participate in the Company’s major decision under the applicable lase,rules and articles of association.

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The authorized person shall have the right to designate a person appointed by its board of directors (or executive director) to exercise the rights authorized under this Letter of Authorization.

This Letter of Authorization shall be valid from the date of signature of this Letter of Authorization to the date when I have completed the transfer of my 90% equity interest held in the Company to the [the authorized person] in accordance with the Exclusive Option Agreement and have completed the change of industrial and commercial registration for this equity transfer.

Authorized by:Wang Maoji	Authorized person:PDN(China)International Culture Development Co.,Ltd.

Date: November/16th/2017	Date:November/16th/2017

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Power of Attorney

Wu Anyong,a shareholder of Jiangxi PDN Culture Media Co.,Ltd.(hereinafter referred to as the “Company”),holds totally 10% equity interest of the Company. I hereby agree to authorize the shareholder’s rights corresponding to 10% equity of the Company that I hold to the PDN(China)International Culture Development Co.,Ltd.(hereinafter referred to as the “authorized person”).I hereby irrevocable authorize the authorized person to exercise the following rights within the valid period of this Letter of Authorization:

In accordance with laws and the Company’s articles of association, the authorized person shall, as my full representative and in the name of mine, exercise all the shareholder’s rights that I have as a shareholder holding 10% equity interest of the Company, including but not limited to: to propose the convening of a shareholders’ meeting; to accept any notice on the convening and standing orders of a shareholders’ meeting; to attend a shareholders’ meeting of the Company and exercise all the voting rights as a shareholder holding 10% equity interest of the Company (including to act as my authorized representative at a shareholders’ meeting of the Company to designate and appoint the director, supervisor,general manager, chief financial officer and other senior management personnel of the Company, and make a decision on bonus division and so on); to transfer or,in other means, handle my 10% equity interest held in the Company,be entitled to have all shareholder’s rights and interests etc. to participate in the Company’s major decision under the applicable lase,rules and articles of association.

The authorized person shall have the right to designate a person appointed by its board of directors (or executive director) to exercise the rights authorized under this Letter of Authorization.

This Letter of Authorization shall be valid from the date of signature of this Letter of Authorization to the date when I have completed the transfer of my 10% equity interest held in the Company to the [the authorized person] in accordance with the Exclusive Option Agreement and have completed the change of industrial and commercial registration for this equity transfer.

Authorized by:Wu Anyong	Authorized person:PDN(China)International Culture Development Co.,Ltd.

Date: November/16th/2017	Date:November/16th/2017

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